Exhibit 10.13.7
AMENDMENT NO. 6
TO THE
RPM INTERNATIONAL INC. DEFERRED COMPENSATION PLAN
          THIS AMENDMENT NO. 6 to the RPM International Inc. Deferred Compensation Plan (hereinafter known as the “Plan”) is executed by RPM International Inc. (hereinafter known as the “Company”) as of the date set forth below.
WITNESSETH:
          WHEREAS, the Company maintains the Plan for the benefit of a select group of management employees, highly compensated employees and directors of the Company and its subsidiaries; and
          WHEREAS, it is the desire of the Company to amend the Plan so that, upon a payout of stock from a Participant’s Account Balance and Merger Account, the committee shall automatically sell the number of such shares necessary to generate sufficient proceeds to satisfy the Participant’s minimum tax liability resulting from the payout; and
          WHEREAS, the Company reserved the right, pursuant to Section 13.2 of the Plan, to make certain amendments thereto;
          NOW, THEREFORE, pursuant to Section 13.2 of the Plan and effective as of the date hereof, the Company hereby amends the Plan as follows:
     1. Article 15.1 of the Plan is hereby amended by the deletion of said Article 15.1 in its entirety and the substitution in lieu thereof of the following new Article 15.1:
“15.1	Mandatory Sale of Shares of Stock. Subject to the terms, conditions and restrictions specified under this Plan, the Committee shall, prior to making a payout in Stock from a Participant’s Account Balance and Merger Account (whether a lump sum, installment or other payout), sell or cause to be sold the fewest number of shares of Stock held in such accounts necessary to generate sufficient proceeds of such sale to equal (or exceed by not more than the actual sale price of a single share of Stock) the Participant’s minimum tax liability determined by multiplying (A) the aggregate minimum marginal federal and applicable state and local income tax rates on the date of the distribution; by (B) the total number of shares of Stock to be distributed. The Committee shall withhold the proceeds of such sale for purposes of satisfying the Participant’s federal, state and local income taxes resulting from the payout of Stock. The Participant shall provide the Committee with such stock powers and additional information or documents as may be necessary for the Committee to discharge its obligations under this Section.”
     IN WITNESS WHEREOF, RPM INTERNATIONAL INC., by its duly authorized officer, has caused this Amendment No. 6 to the RPM International Inc. Deferred Compensation Plan to be signed effective as of September 1, 2006.

RPM INTERNATIONAL INC.

By:	/s/ Ronald A. Rice

Ronald A. Rice

Its:	Senior Vice President — Administration

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